Exhibit 2
Form of Proposed Notice

     Connecticut Yankee Atomic Power Company (the "Applicant"), 107 Selden Street, Berlin, Connecticut 06037 has filed an application/declaration with this Commission pursuant to Section 13 of the Act and certain other provisions of the Act and the Commission's rules thereunder. The Applicant is an electric utility subsidiary of Northeast Utilities and New England Electric System, each a registered holding company under the Act. The Applicant seeks authority to sell certain of its remaining inventory and plant assets for fair market value to both associate and non-associate companies. In order to achieve the most economic shutdown of the Connecticut Yankee nuclear unit located in Haddam, Connecticut, the Applicant believes that an exemption in this case from the "at cost" standards of Rule 90, to the extent required, is appropriate and fair under the standards of Section 13(b)(2). The Applicant will report to the Commission quarterly concerning each sale of assets to an associated company during the previous quarter.